EXHIBIT 99.1
UNAUDITED CONSOLIDATED PRO FORMA INFORMATION OF DUSA PHARMACEUTICALS, INC.
The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006 has been prepared as if the acquisition of Sirius Laboratories, Inc. (“Sirius”) had occurred on January 1, 2006.
The pro forma adjustments are based upon available information and certain assumptions that DUSA Pharmaceuticals, Inc. (“DUSA”) management believes is reasonable. In management’s opinion, all material adjustments necessary to reflect the effect of this transaction have been made. The unaudited pro forma condensed consolidated data supplements the pro forma financial information that was included in our Current Reports on Form 8-K/A, which were filed with the Securities and Exchange Commission on May 9, 2006, June 7, 2006 and August 15, 2006 and should be read in conjunction therewith.
The pro forma statement of operations are based on the historical results of operations of DUSA and Sirius for the year ended December 31, 2006, or through the date of acquisition for Sirius (March 10, 2006). The pro forma statement of operations and the accompanying notes thereto should be read in conjunction with and are qualified by DUSA’s historical consolidated financial statements and notes thereto.
The pro forma financial information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of the combined company after the acquisition of Sirius, or of the financial position or results of operations of the combined company that would have actually occurred had the acquisition of Sirius been effected on January 1, 2006.
Pro Forma Adjustments
The acquisition of Sirius Laboratories (the “Acquisition”) is being accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”), whereby the total cost of the Acquisition has been allocated to tangible and intangible net assets acquired based upon determined fair values at the effective date of the Acquisition (the “Acquisition Date”). The following table summarizes the determined fair values of the assets acquired and liabilities assumed at the Acquisition Date.

ACQUIRED FROM SIRIUS (in Thousands)

Current assets, excluding inventory	$2,198
Inventory	1,983
Goodwill	5,773
In-process research and development	1,600
Intangibles	17,160
Other assets	123

Total assets acquired	28,837

Total liabilities assumed	1,512

Fair value of net assets acquired	$27,325

The goodwill is not subject to amortization and the amount assigned to goodwill is not deductible for tax purposes.
In connection with the acquisition of Sirius, DUSA allocated $1.6 million of the purchase price to in-process research and development. This allocation represents the estimated fair value based on risk-adjusted cash flows related to product development projects. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the research and development (“R&D”) in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date. Intangible assets of $17.1 million is comprised of core/developed technology.
The acquisition was funded with DUSA common stock and cash. The purchase price reported on the pro forma balance sheet includes approximately $412,000 in accrued acquisition costs as of March 10, 2006, associated with the transaction. The purchase price paid by DUSA in the acquisition was $27.3 million, net of cash received of $485,000, which consisted of 2,396,245 shares of DUSA common stock as well as cash payments of $8.5 million, of which $8.0 million was paid by DUSA at the acquisition date and $500,000 was paid in the first quarter of 2007 related to the launch of ClindaReach™. The estimated reduction in interest income resulting from this use of cash has been reflected in the pro forma adjustments for the year ended December 31, 2006.

DUSA PHARMACEUTICALS, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2006

	DUSA	SIRIUS	PRO
	PHARMACEUTICALS,	LABORATORIES,	FORMA
	INC. (HISTORICAL)	INC. (a)	ADJUSTMENTS		COMBINED
Net revenues	25,582,986	2,917,660			28,500,646
Cost of Product Revenues:
Cost of Product Revenues	10,369,957	385,627	(1,764,437	)(b)	8,991,147
Impairment of Intangible Assets	15,746,032				15,746,032
Total Cost of Product Revenues	26,115,989				26,115,989
GROSS PROFIT	(533,003)	2,532,033	1,764,437		3,763,467
Research and development	6,213,851				6,213,851
In-process Research & Development	1,600,000		(1,600,000	)(c)	—
Selling, general, and administrative	23,840,380	1,604,436			25,444,816
Restructuring	150,917				150,917
TOTAL EXPENSES	31,654,231	1,604,436	(1,600,000)		31,658,667
INCOME (LOSS) FROM OPERATIONS	(32,187,234)	927,597	3,364,437		(27,895,200)
Other income (expense)	837,727	13,261	(75,000	)(d)	775,988
NET INCOME (LOSS)	(31,349,507)	940,858	3,289,437		(27,119,212)
Net income (loss) per common share:
Basic and diluted	$(1.65)				(1.36)
Weighted average shares used in per share calculation
Basic and diluted	19,006,609		900,247	(e)	19,906,856
(a) Statement of Operations for Sirius Laboratories, Inc. from January 1, 2006 through March 10, 2006 (date of acquisition).
(b) The pro-forma financial statements do not include a $1,764,000 non-recurring charge for increased cost of goods sold resulting from the purchase accounting fair value adjustment to inventory.
(c) The pro-forma financial statements do not include a non-recurring charge of $1,600,000 resulting from in-process research and development from the acquisition.
(d) Decrease in interest income resulting from the cash consideration paid in the acquisition of $8.5 million.
(e) Additional shares issued as consideration in the acquisition, including 422,892 placed in the liability escrow account.